UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2006

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers;
Election of Directors; Appointment of Principal Officers.

On May 30, 2006, the Board of Directors of TC PipeLines, LP (the “Partnership”) announced that, effective June 1, 2006, Russell K. Girling will replace Ronald J. Turner as the President and Chief Executive Officer of the Partnership. Mr. Girling, age 43, has been the Chief Financial Officer of the Partnership since April 1999. Mr. Girling has also been appointed President, Pipelines of TransCanada Corporation. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of the Partnership. Mr. Turner will continue as a director of the Partnership.

In addition, the Board of Directors appointed Gregory A. Lohnes as the Chief Financial Officer of the Partnership, effective June 1, 2006. Since August 2000, Mr. Lohnes, age 49, has been President and Chief Executive Officer of Great Lakes Gas Transmission Company, which is 50 per cent owned by TransCanada Corporation. Mr. Lohnes has also been appointed Executive Vice-President and Chief Financial Officer for TransCanada Corporation.

Neither Mr. Girling nor Mr. Lohnes have (a) any family relationships with any director or executive officer of the Partnership or TC PipeLines GP, Inc. (b) been a party to any transaction with the Partnership or TC PipeLines GP, Inc. that would require disclosure under Item 404(a) of Regulation S-K, or (c) any employment agreement with the Partnership or TC PipeLines GP, Inc.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press Release dated May 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc.,
its general partner

	By:	/s/ Amy W. Leong
Amy W. Leong
Controller

Dated: June 2, 2006

Exhibit No.	Description

99.1	Press Release dated May 30, 2006.